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                                                                    EXHIBIT 23.1


CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in the registration statements of RFS Hotel Investors, Inc. on Form S-3 (file no. 3333-03307) and on Form S-8 (file no. 333-19411) of our report dated January 20, 1998, except for Note 13 as to which the date is February 28, 1998, on our audits of the consolidated financial statements of RFS Hotel Investors, Inc. as of December 31, 1997 and 1996, and for the three years in the period ended December 31, 1997, and our report dated January 20, 1998, except for Note 13 as to which the date is February 28, 1998, on our audit of the financial statement schedule of RFS Hotel Investors, Inc. as of December 31, 1997, which reports are included in, or incorporated by reference, in this Annual Report on Form 10-K.


                                             COOPERS & LYBRAND, L.L.P.




Memphis, Tennessee
March 23, 1998